Exhibit 17

HARTFORD MUTUAL INVESTMENT FUND, INC.

PROXY FOR SPECIAL MEETING OF SHAREHOLDERS

          This proxy is solicited on behalf of the Board of Directors of Hartford Mutual Investment Fund, Inc. (the "Fund"). The undersigned hereby appoints Rodney D. Pierce and James P. Cronin, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Special Meeting of the Shareholders of the Fund to be held at the Farmington Country Club, 806 Farmington Avenue, Farmington, Connecticut 06032, on Friday, October 24, 2003, at 12:00 p.m. local time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Special Meeting of Shareholders and of the accompanying Proxy Statement/ Prospectus and revokes any proxy heretofore given with respect to such meeting.

          The votes entitled to be cast by the undersigned will be cast as instructed below. If this proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast "FOR" the proposal described in the Proxy Statement/Prospectus and in the discretion of the above-named proxies on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

DATE:                                                                                          , 2003

NOTE: Please sign exactly as your name appears on the records of the Fund and date. If joint owners, each holder should sign this proxy. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation or other entity or in another representative capacity, please give your full title.

Signature(s)                                                     (Title(s), if applicable)

The Board of Directors recommends a vote "FOR" the following:
Please indicate by filling in the appropriate box below.

1. To approve the Agreement and Plan of Reorganization under which the Grand Prix Fund, a series of Grand Prix Funds, Inc., would acquire all of the assets of the Fund in exchange for Class A shares of the Grand Prix Fund and the assumption by the Grand Prix Fund of all of the Fund's liabilities, followed by the distribution of those shares to shareholders of the Fund and the subsequent liquidation and termination of the Fund.

FOR ☐	AGAINST ☐	ABSTAIN ☐

In their discretion, the named proxies may vote to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

WE NEED YOUR VOTE BEFORE ________________, 2003.

          Your vote is important. If you do not intend to personally attend the meeting, please complete and return this card promptly in the enclosed postage-paid envelope. Your prompt voting by proxy will help assure a quorum at the meeting. Voting by proxy will not prevent you from personally casting your votes at the meeting. You may revoke your proxy before it is exercised at the meeting by submitting to the Secretary of the Fund a written notice of revocation or a subsequently signed proxy card, or by attending the meeting and voting in person.

THANK YOU FOR YOUR TIME.